EXHIBIT 99.1

May 25, 2010	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS ANNOUNCES FIRST QUARTER RESULTS
THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO), today reported sales and earnings for its 16-week first quarter ended April 24, 2010. In summary, Flowers Foods:
▪	Increased net income 8.8% over last year’s first quarter.

▪	Achieved $.44 diluted earnings per share, a 10.0% increase over last year’s first quarter.

▪	Reported a sales decline of 1.5% compared to first quarter last year.

▪	Increased branded retail sales 2.0% in the first quarter.
“We are pleased with our overall market share performance and earnings results for the first quarter. Our core Nature’s Own branded breads and rolls and our newly introduced products demonstrated solid growth in the quarter, and we gained market share on a dollars and units basis in our retail business. Strong branded performance was offset by softness in our foodservice business and lower store brand sales, which drove the overall sales decline. We saw sales trends improve throughout the quarter and that gives us encouragement,” George E. Deese, chairman and chief executive officer, commented. “We achieved improved efficiencies and had lower input costs, which are reflected in both our margin and bottom line improvement.
“Looking ahead, even though the marketplace remains competitive and promotional activity high, we are encouraged by a slight improvement in our foodservice business and in overall sales compared to the beginning of the year. We also expect good earnings growth for the full year,” Deese said.
First Quarter 2010 Results
For the 16-week first quarter of 2010, sales decreased 1.5% to $795.0 million compared to $807.0 million reported for last year’s 16-week first quarter. This sales decrease was attributable to unfavorable pricing/mix of 2.4% and decreased volume of .7%. Volume decreases in the foodservice and store branded retail channels were the primary drivers of the volume decline. These declines were somewhat offset by volume increases in the branded retail channel, particularly in the soft variety bread category. The introduction of Nature’s Own Sandwich Rounds also contributed to the increased volume in this channel. The deconsolidation of a variable interest entity (VIE) negatively impacted sales .2%. This deconsolidation was the result of a new accounting rule that went into effect in January 2010. Partially offsetting these declines was a 1.8% contribution from acquisitions.
During the quarter, the company’s direct store delivery (DSD) sales decreased 3.3%. This decrease consisted of negative pricing/mix of 2.4%, volume decreases of .7%, and a decrease of .2% resulting from the deconsolidation of the VIE. Although the DSD segment continued to be affected by heavy promotional activity within the retail channel, sales of our branded retail products increased. These increases were negatively impacted by lower store brand and foodservice sales in the DSD segment. Sales in the warehouse delivery segment increased 7.3%, reflecting a 10.4% contribution from acquisitions, partially offset by negative pricing/mix of 2.9% and volume decreases of .2%. The warehouse delivery segment continues to be negatively impacted by soft foodservice sales.
Net income for the quarter was $40.7 million, an increase of 8.8% over the $37.4 million reported for the first quarter of fiscal 2009. Diluted earnings per share was $.44, a 10.0% increase over the $.40 diluted earnings per share reported for last year’s first quarter.
Gross margin as a percent of sales for the quarter increased 100 basis points to 47.8% compared to 46.8% in the prior year’s first quarter. The increase in margin was due primarily to a decrease in ingredient costs, particularly flour, and lower packaging costs as a percent of sales. Improved manufacturing efficiencies also contributed to the increase. These positive items were partially offset by higher employee-related costs as a percent of sales.
Selling, distribution, and administrative costs as a percent of sales for the first quarter were 36.8% compared to 36.4% in the same quarter last year. Higher employee-related and advertising costs as a percent of sales contributed to this increase. The advertising costs were incurred to support new product introductions. These increases were partially offset by lower pension and bad debt expenses as a percent of sales.
Depreciation and amortization expenses for the quarter remained relatively stable as a percent of sales compared to the prior year quarter. Net interest income for the quarter was $.7 million higher than last year’s first quarter due to lower interest expense as a result of less debt outstanding. The effective tax rate for the quarter was 35.6% as compared to 36.6% in the first quarter last year. The full-year tax rate is expected to be approximately 35.5% to 36.0%.

Operating margin as a percent of sales for the quarter improved to 7.8% from 7.3% in the first quarter of 2009. EBITDA as a percent of sales for the first quarter was 11.0% compared to 10.3% for the same quarter last year.
During the quarter, the company invested $29.1 million in capital improvements and paid dividends of $16.0 million to shareholders. The company also acquired 87,271 shares of its common stock under its share repurchase plan for $2.1 million, an average of $24.24 per share. Since the inception of the share repurchase plan, the company has acquired 22.7 million shares of its common stock for $367.1 million, an average of $16.15 per share. The plan authorizes the company to repurchase up to 30.0 million shares of common stock.
Fiscal 2010 Guidance
As reported in February, for fiscal 2010, the company expects sales growth of 2.5% to 4.5%, excluding future acquisitions, and diluted earnings per share growth of 10% to 15%. Capital expenditures for fiscal 2010 are expected to be $85.0 million to $95.0 million.
The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.
Conference Call
Flowers Foods will broadcast its first quarter 2010 conference call over the Internet at 9:30 a.m. (Eastern) on May 25, 2010. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s Web site.
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Among the company’s top brands are Nature’s Own, Whitewheat, Cobblestone Mill, Blue Bird, and Mrs. Freshley’s. Flowers operates 40 bakeries that are among the most efficient in the baking industry. Flowers Foods produces, markets, and distributes fresh bakery products that are delivered to customers daily through a direct-store-delivery system serving the Southeast, Mid-Atlantic, and Southwest as well as select markets in California and Nevada. The company also produces and distributes fresh snack cakes and frozen breads and rolls nationally through warehouse distribution. For more information, visit www.flowersfoods.com.
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Investor Contact: Marta J. Turner, Executive VP/Corporate Relations, (229) 227-2348
Media Contact: Mary A. Krier, VP/Communications, (229) 227-2333

Flowers Foods
Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 16 Week	For the 16 Week
	Period Ended	Period Ended
	04/24/10	04/25/09
Sales	$795,026	$807,007
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	414,798	429,462
Selling, distribution and administrative expenses	292,551	294,022
Depreciation and amortization	25,637	24,277

Income before interest and income taxes (EBIT)	62,040	59,246
Interest income, net	1,131	459

Income before income taxes (EBT)	63,171	59,705
Income tax expense	22,484	21,872

Net income	40,687	37,833
Less: Net income attributable to noncontrolling interest	0	(452)

Net income attributable to Flowers Foods, Inc.	$40,687	$37,381

Diluted earnings per share amounts:
Net income attributable to Flowers Foods, Inc.	$0.44	$0.40

Diluted weighted average shares outstanding	92,204	93,238

Flowers Foods
Segment Reporting

(000’s omitted)

	For the 16 Week	For the 16 Week
	Period Ended	Period Ended
	04/24/10	04/25/09
Sales:
Direct-Store-Delivery	$646,174	$668,275
Warehouse Delivery	148,852	138,732

	$795,026	$807,007

EBITDA:
Direct-Store-Delivery	$80,785	$76,467
Warehouse Delivery	19,069	18,870
Flowers Foods	(12,177)	(11,814)

	$87,677	$83,523

Depreciation and Amortization:
Direct-Store-Delivery	$20,102	$19,537
Warehouse Delivery	5,536	4,646
Flowers Foods	(1)	94

	$25,637	$24,277

EBIT:
Direct-Store-Delivery	$60,683	$56,930
Warehouse Delivery	13,533	14,224
Flowers Foods	(12,176)	(11,908)

	$62,040	$59,246

Flowers Foods
Condensed Consolidated Balance Sheet
(000’s omitted)

04/24/10
Assets
Cash and Cash Equivalents	$8,421
Other Current Assets	303,769
Property, Plant & Equipment, net	589,930
Distributor Notes Receivable (includes $12,728 current portion)	105,142
Other Assets	14,802
Cost in Excess of Net Tangible Assets, net	301,372

Total Assets	$1,323,436

Liabilities and Stockholders’ Equity
Current Liabilities	$202,175
Bank Debt (includes $18,750 current portion)	182,500
Other Debt and Capital Leases (includes $5,648 current portion)	15,457
Other Liabilities	175,255
Stockholders’ Equity	748,049

Total Liabilities and Stockholders’ Equity	$1,323,436

Flowers Foods
Condensed Consolidated Statement of Cash Flows
(000’s omitted)

For the 16 Week
Period Ended
04/24/10
Cash flows from operating activities:
Net income	$40,687
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	42,899
Changes in assets and liabilities	(1,037)

Net cash provided by operating activities	82,549

Cash flows from investing activities:
Purchase of property, plant and equipment	(29,125)
Deconsolidation of VIE	(8,804)
Other	2,261

Net cash disbursed for investing activities	(35,668)

Cash flows from financing activities:
Dividends paid	(16,020)
Stock options exercised	2,531
Income tax benefit related to stock awards	191
Stock repurchases	(2,115)
Decrease in book overdraft	(2,698)
Proceeds from debt borrowings	213,000
Debt and capital lease obligation payments	(252,297)

Net cash disbursed for financing activities	(57,408)

Net decrease in cash and cash equivalents	(10,527)
Cash and cash equivalents at beginning of period	18,948

Cash and cash equivalents at end of period	$8,421

Flowers Foods
Reconciliation of Net Income to EBITDA
(000’s omitted)

	For the 16 Week	For the 16 Week
	Period Ended	Period Ended
	April 24, 2010	April 25, 2009
Net income	$40,687	$37,381
Net income attributable to noncontrolling interest	—	452
Income tax expense	22,484	21,872
Interest income, net	(1,131)	(459)
Depreciation and amortization	25,637	24,277

EBITDA	$87,677	$83,523

Flowers Foods
Reconciliation of Gross Margin
(000’s omitted)

	For the 16 Week	For the 16 Week
	Period Ended	Period Ended
	April 24, 2010	April 25, 2009
Sales	$795,026	$807,007
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	414,798	429,462

Gross Margin excluding depreciation and amortization	380,228	377,545
Less depreciation and amortization for production activities	17,728	16,870

Gross Margin	$362,500	$360,675

Depreciation and amortization for production activities	$17,728	$16,870
Depreciation and amortization for selling, distribution and administrative activities	7,909	7,407

Total depreciation and amortization	$25,637	$24,277

Flowers Foods
Sales Bridge

				Impact of
				VIE	Total Sales
For the 16 Week Period Ended 04/24/10	Volume	Price/Mix	Acquisitions	Deconsolidation	Change
Direct-Store-Delivery	-0.7%	-2.4%	0.0%	-0.2%	-3.3%

Warehouse Delivery	-0.2%	-2.9%	10.4%	0.0%	7.3%

Total Flowers Foods	-0.7%	-2.4%	1.8%	-0.2%	-1.5%